Exhibit 99.1

LM Funding America Announces October 2025 Production and Operational Update

- Bitcoin treasury as of October 31, 2025 valued at $31.9 million or $2.70 per share[1]

TAMPA, FL, November 5, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended October 31, 2025.

Metric	September 2025	October 2025
- Bitcoin[2]
- Mined, net	5.9	7.5
- Sold	(12.5)	(17.0)
- Purchased	-	-
- Service Fee	(0.1)	(0.1)
- Bitcoin HODL	304.5	294.9
- Machines[2]
- Oklahoma	4,320	4,320
- Mississippi	2,330	2,376
- Storage	1,280	1,234
- Total Machines	7,930	7,930
- Hashrate (EH/s2)
- Oklahoma	0.48	0.48
- Mississippi	0.22	0.23
- Energized	0.70	0.71

“October was our first full month with the Mississippi facility online, and we are pleased to report an estimated 27% increase in Bitcoin production,” said Bruce M. Rodgers, Chairman and CEO of LM Funding. “Alongside this operational progress, we are taking actions to enhance mNAV and increase Bitcoin per share, including the recently completed private securities repurchase and newly authorized share buyback program – reinforcing our belief in the company’s strategy.”

“Operational performance improved in October,” said Ryan Duran, President of U.S. Digital Mining. “With our 7.5 MW Mississippi site running and optimized fleet deployment, we mined 7.5 Bitcoin for the month —a 27% increase month-over-month. We also secured 320 immersion-cooled S21 units which should generate an additional 68.8 PH for our 2 MW Oklahoma expansion that is expected to go online in December, positioning us for further improvement as additional infrastructure comes online and seasonal conditions support stronger output.”

“We took strategic steps in October to optimize liquidity and support our treasury strategy,” said Richard Russell, Chief Financial Officer. “We sold more Bitcoin than usual to help fund the

Exhibit 99.1

purchase of Bitmain S21 immersion-cooled machines and deployed $8 million of our $11 million Galaxy facility to complete the private repurchase of 3,308,575 shares or 24% of our then outstanding shares and 7,248,787 warrants. As a result, we have meaningful liquidity to support our authorized buyback program and operations, and this structure positions us to sell less Bitcoin in November and continue building our Bitcoin treasury.”

“Our focus is to continue increasing production and efficiency, increase Bitcoin per share and mNAV, and steadily grow our Bitcoin treasury,” added Rodgers. “We expect to use our buyback capacity when our mNAV trades below comparable Bitcoin miners, as we believe the current market discount to our Bitcoin holdings and infrastructure assets represents an opportunity to build long-term value per share.”

The Company estimates that the value of its 294.9 Bitcoin holdings on October 31, 2025, was approximately $31.9 million or $2.701 per share, based on a Bitcoin price of approximately $108,300 as of October 31, 2025, compared to a stock share price of $1.07 as of October 31, 2025.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Exhibit 99.1

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com

[1]Bitcoin treasury calculated using 294.9 Bitcoin held as of 10/31/25 and Bitcoin price of approximately $108,300 as of 10/31/25. Bitcoin per share calculated using 11,833,973 shares outstanding as of 10/31/2025.

[2]Unaudited